Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.

Vice President – Treasurer

(609) 387-7800 ext. 1216

Burlington Announces Second Quarter and Year-To-Date Fiscal 2013 Operating Results

•	Comparative store sales increased 7.8% and 5.5% for the three and six months ended August 3, 2013 on top of 2.9% and 1.7% increases in the prior year periods.

•	Total Net Sales increased 11.5% and 9.9% during the three and six months ended August 3, 2013 versus last year.

•	Adjusted EBITDA increased 68.1%, or $19.0 million, and 36.5%, or $33.8 million during the three and six months ended August 3, 2013, respectively versus last year.

•	Adjusted Net Income (Loss) improved $13.9 million and $24.1 million during the three and six months ended August 3, 2013, respectively, versus last year.

BURLINGTON, NEW JERSEY, September 13, 2013 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the Company), a nationwide retailer based in Burlington, New Jersey, today announced its results for the second quarter and year to date ended August 3, 2013.

Second Quarter Fiscal 2013 Operating Results

Comparative store sales increased 7.8% and total net sales increased 11.5% to $963.7 million for the three months ended August 3, 2013 compared with last year.

Adjusted EBITDA for the three months ended August 3, 2013 increased 68.1%, or $19.0 million, to $46.9 million compared with $27.9 million for the three months ended July 28, 2012. The increase in the Company’s Adjusted EBITDA was driven by our 11.5% total sales increase and a 60 basis point increase in gross margin rate.

Adjusted Net Loss improved $13.9 million during this year’s second quarter to a loss of $8.0 million. This improvement was driven by improved operating results during this year’s quarter, primarily our 7.8% comparative store sales gain and the gross margin rate increase.

Year to Date Fiscal 2013 Operating Results

Comparative store sales increased 5.5% and total net sales increased 9.9% to $2,028.7 million for the six months ended August 3, 2013 compared with last year.

Adjusted EBITDA increased 36.5%, or $33.8 million, to $126.5 million for the six months ended August 3, 2013 compared with last year. The increase was driven by the sales improvement realized during the quarter and a 50 basis point improvement in gross margin rate.

Adjusted Net Income amounted to $3.0 million for the six months period versus a $21.1 million Adjusted Net Loss last year. The improvement is reflective of our sales and margin gains.

Tom Kingsbury, President and Chief Executive Officer stated, “We are proud of our second quarter results including our 68.1% increase in Adjusted EBITDA during the quarter, 11.5% overall sales growth and, most importantly, our 7.8% comparative store sales increase. I would like to thank our store and corporate teams for contributing to these results.”

Second Quarter Fiscal 2013 Conference Call

The Company will hold a conference call for investors on Friday, September 13, 2013 at 10:00 am Eastern Time to discuss the Company’s second quarter 2013 operating results. Due to the quiet period associated with the Form S-1 filing by Burlington Stores, Inc. (f/k/a Burlington Holdings, Inc.), the indirect parent of the Company, there will not be a question and answer session at the end of the conference call.

To listen to the conference call, please dial 1-877-407-0789. The conference call will be recorded and available for replay beginning at 1:00pm on September 13, 2013 and will be available through September 14, 2013. To access the replay, please dial 1-877-870-5176, then the access number, 10000261. Additionally, a replay of the call will be available for 30 days on the Company’s website (www.burlingtoncoatfactory.com).

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. The Company currently serves its customers through its 503 stores in 44 states and Puerto Rico. For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. The following factors, among others, could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(All amounts in thousands)

	Six Months Ended		Three Months Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
REVENUES:
Net Sales	$2,028,724	$1,846,603	$963,711	$864,181
Other Revenue	15,745	15,093	7,769	7,559

Total Revenue	2,044,469	1,861,696	971,480	871,740
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	1,267,973	1,163,434	600,320	543,549
Selling and Administrative Expenses	654,461	610,233	326,757	303,096
Costs Related to Debt Amendments	11,457	3,094	2,603	3,094
Stock Option Modification Expense	7,263	—	7,263	—
Restructuring and Separation Costs	2,179	1,806	554	328
Depreciation and Amortization	85,239	79,903	41,247	39,979
Impairment Charges – Long-Lived Assets	139	78	88	66
Other Income, Net	(4,605)	(4,415)	(2,059)	(2,113)
Loss on Extinguishment of Debt	617	3,413	617	3,413
Interest Expense (Inclusive of Gain (Loss) on Interest Rate Cap Agreements)	51,140	57,108	24,551	27,629

Total Costs and Expenses	2,075,863	1,914,654	1,001,941	919,041
Loss Before Income Tax Benefit	(31,394)	(52,958)	(30,461)	(47,301)
Income Tax Benefit	(11,169)	(17,761)	(10,938)	(16,044)

Net Loss	$(20,225)	$(35,197)	$(19,523)	$(31,257)

Total Comprehensive Loss	$(20,225)	$(35,197)	$(19,523)	$(31,257)

Adjusted EBITDA and Adjusted Net Income (Loss)

The following tables calculate the Company’s Adjusted Net Income (Loss) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA is defined as consolidated net income (loss) for the period plus (i) net interest expense, (ii) loss on the extinguishment of debt, (iii) income tax provision (benefit), (iv) depreciation and amortization, (v) impairment charges, (vi) costs related to debt amendments, (vii) stock option modification expense and (viii) advisory fees.

Adjusted Net Income (Loss) is defined as consolidated net income (loss) for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees and (vi) stock option modification expense, all of which are tax effected to arrive at Adjusted Net Income (Loss).

The Company presents Adjusted Net Income (Loss) and Adjusted EBITDA because it believes they are useful supplemental measures in evaluating the performance of the business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, respectively, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted EBITDA and Adjusted Net Income (Loss) provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted EBITDA and Adjusted Net Income (Loss) may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	Six Months Ended		Three Months Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012

Net Loss	$(20,225)	$(35,197)	$(19,523)	$(31,257)
Interest Expense, Net	50,975	57,062	24,461	27,604
Income Tax Benefit	(11,169)	(17,761)	(10,938)	(16,044)
Depreciation and Amortization	85,239	79,903	41,247	39,979

EBITDA	$104,820	$84,007	$35,247	$20,282

Loss on Extinguishment of Debt (a)	617	3,413	617	3,413
Costs Related to Debt Amendments (b)	11,457	3,094	2,603	3,094
Stock Option Modification Expense (c)	7,263	—	7,263	—
Advisory Fees (d)	2,175	2,085	1,103	1,051
Impairment (e)	139	78	88	66

Adjusted EBITDA	$126,471	$92,677	$46,921	$27,906

(a)	Represents losses incurred in accordance with ASC Topic No. 470-50, “Debt Modifications and Extinguishments” (Topic 470), related to amendments to our Term Loan Credit Facility in May 2012 and May 2013.
(b)	Primarily related to advisory and professional fees associated with amendments to our Term Loan Credit Facility in May 2012 February 2013 and May 2013.
(c)	Represents both cash and non-cash expenses incurred as a result of our May 2013 stock option modification.
(d)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods.
(e)	Represents Impairment Charges on Long Lived Assets.

Adjusted Net Income is calculated as follows (amounts in thousands):

	Six Months Ended		Three Months Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012

Net Loss	$(20,225)	$(35,197)	$(19,523)	$(31,257)
Net Favorable Lease Amortization (a)	15,665	14,195	6,835	7,026
Costs Related to Debt Amendments (b)	11,457	3,094	2,603	3,094
Stock Option Modification Expense (c)	7,263	—	7,263	—
Loss on Extinguishment of Debt (d)	617	3,413	617	3,413
Impairment Charges (e)	139	78	88	66
Advisory Fees (f)	2,175	2,085	1,103	1,051
Tax Effect (g)	(14,106)	(8,726)	(6,997)	(5,291)

Adjusted Net Income (Loss)	$2,985	$(21,058)	$(8,011)	$(21,898)

(a)	Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 2006 Merger Transaction, and are recorded in the line item “Depreciation and Amortization” in our Condensed Consolidated Statement of Operations and Comprehensive Loss.
(b)	Primarily related to advisory and professional fees associated with amendments to our Term Loan Credit Facility in May 2012 February 2013 and May 2013.
(c)	Represents both cash and non-cash expenses incurred as a result of our May 2013 stock option modification
(d)	Represents losses incurred in accordance with ASC Topic No. 470-50, “Debt Modifications and Extinguishments” (Topic 470), related to amendments to our Term Loan Credit Facility in May 2012 and May 2013.
(e)	Represents Impairment Charges on Long Lived Assets.
(f)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods.
(g)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods.

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